NEWS RELEASE

FOR RELEASE: IMMEDIATELY

WAYNE SAVINGS BANCSHARES, INC. ANNOUNCES SENIOR MANAGEMENT APPOINTMENT

Wooster, Ohio (April 14, 2008) – Wayne Savings Bancshares, Inc. (NASDAQ:WAYN), the stock holding company parent of Wayne Savings Community Bank, announced the appointment of Steven G. Dimos as Executive Vice President and Chief Operations Officer.

Mr. Dimos’ experience includes 16 years in the banking industry in various capacities from operations through acting as president at institutions including FirstMerit and Central Trust Company. In 1996, Mr. Dimos founded, and for the past 12 years, has been the owner/operator of a successful small business based in Stark County, Ohio. He is active in the community, serving several local organizations, including 13 years with a local health care organization where he was a board member and chairman of the board. His educational background includes a BS in Accounting with an Engineering core from the University of Akron.

Established in 1899, Wayne Savings Community Bank, the wholly owned subsidiary of Wayne Savings Bancshares, Inc., has eleven full-service banking locations in the communities of Wooster, Ashland, Millersburg, Rittman, Lodi, North Canton, and Creston, Ohio.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company’s market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

CONTACT PERSON:	H. STEWART FITZ GIBBON III
Executive Vice President
Chief Financial Officer
(330) 264-5767

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